Exhibit 10.8

NQ Section 16
2015 Plan
MOTOROLA SOLUTIONS, INC.
AWARD DOCUMENT
For the
Motorola Solutions Amended and Restated Omnibus Incentive Plan of 2015
Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%	Date of Expiration: %%EXPIRE_DATE_PERIOD1,'Month DD, YYYY'%-%
Commerce ID: %%EMPLOYEE_IDENTIFIER%-%	Number of Options: %%TOTAL_SHARES_GRANTED%-%
Date of Grant: %%OPTION_DATE,'Month DD, YYYY'%-%	Exercise Price: %%OPTION_PRICE%-%

Motorola Solutions, Inc. (“Motorola Solutions” or “the Company”) is pleased to grant you options to purchase shares of Motorola Solutions common stock under the Motorola Solutions Amended and Restated Omnibus Incentive Plan of 2015, as may be amended (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value (as defined below) on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola Solutions common stock on the terms described below in this Award Document and in the Plan.

Vesting Schedule

Vesting Date	Percentage of Options that Vests
The one-year anniversary of the Date of Grant.	1/3
The two-year anniversary of the Date of Grant.	1/3
The three-year anniversary of the Date of Grant.	1/3

Vesting and Exercisability
You cannot exercise the Options until they have vested.

Regular Vesting – The Options will vest in accordance with the above schedule (subject to the other terms hereof).

Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with Motorola Solutions or a Subsidiary (as defined below) terminates.

Exercisability – You may exercise Options at any time after they vest and before they expire as described below.

Expiration
All Options expire on the earlier of (a) the Date of Expiration as stated above or (b) any of the Special Expiration Dates described below. Once an Option expires, you no longer have the right to exercise it.

Special Vesting Dates and Special Expiration Dates
There are events that cause your Options to vest sooner than the Regular Vesting schedule discussed above or to expire sooner than the Date of Expiration as stated above. Those events are as follows:

Disability- If your employment or service with Motorola Solutions or a Subsidiary is terminated because of your Total and Permanent Disability (as defined below), Options that are not vested will automatically become fully vested upon your termination of employment or service. All your Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the Options will be exercisable by you or your guardian or legal representative.

Death- If your employment or service with Motorola Solutions or a Subsidiary is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

Change In Control- If a “Change in Control” of the Company occurs, and the successor corporation does not assume these Options or replace them with options that are at least comparable to these Options, then: (a) all of your unvested Options will become fully vested on the date of such Change in Control and (b) all of your Options will be exercisable until the Date of Expiration set forth above.

Further, with respect to any Options that are assumed or replaced as described in the preceding paragraph, any agreement or other documentation providing for such assumption or replacement shall provide that the assumed or replaced options will be fully vested and exercisable until the Date of Expiration set forth above if your employment is involuntarily terminated (for a reason other than “Cause”) or if you quit for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Plan.

Termination of Employment or Service Because of Serious Misconduct- If Motorola Solutions or a Subsidiary terminates your employment or service because of Serious Misconduct (as defined below) all of your Options (vested and unvested) expire upon your termination.

Change in Employment in Connection with a Divestiture- If you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary, or if you remain employed by a Subsidiary that is sold (a “Divestiture”), and all conditions for vesting other than the passage of time have been met (as of the date of termination, with respect to event specific conditions such as achievement of a specific stock price), all of your unvested Options will vest on a pro rata basis in an amount equal to (a)(i) the total number of Options subject to this Award Document, multiplied by (ii) a fraction, the numerator of which is the number of your completed full months of service from the Date of Grant to the date of the Divestiture and the denominator of which is the number of full months during the entire vesting period, minus (b) any Options that vested prior to the date of Divestiture. All of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after such Divestiture or (ii) the Date of Expiration stated above. Any Options remaining unvested at the date of such Divestiture after the application of this subparagraph shall automatically expire at that time.

Termination of Employment or Service by Motorola Solutions or a Subsidiary Other than for Serious Misconduct or a Divestiture- If Motorola Solutions or a Subsidiary on its initiative, terminates your employment or service other than for Serious Misconduct or a Divestiture, and all conditions for vesting other than the passage of time have been met (as of the date of termination, with respect to event specific conditions such as achievement of a specific stock price), all of your unvested Options will vest on a pro rata basis in an amount equal to (a)(i) the total number of Options subject to this Award Document, multiplied by (ii) a fraction, the numerator of which is the number of your completed full months of service from the Date of Grant to the date of termination of your employment and the denominator of which is the number of full months during the entire vesting period, minus (b) any Options that vested prior to the date of termination of your employment. All of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after your termination of employment or (ii) the Date of Expiration stated above. Any Options remaining unvested at the date of your termination of employment or service after the application of this subparagraph shall automatically expire at that time.

Termination of Employment or Service for any Other Reason than Described Above- If your employment or service with Motorola Solutions or a Subsidiary terminates for any reason other than that described above, including voluntary resignation of your employment or service, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date ninety (90) days after the date of termination of your employment or service or (ii) the Date of Expiration stated above.

Leave of Absence/Temporary Layoff
If you take a leave of absence from Motorola Solutions or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and from which the employee has right to return to work, as determined by Motorola Solutions (a “Leave of Absence”), or you are placed on Temporary Layoff (as defined below) by Motorola Solutions or a Subsidiary the following will apply:

Vesting of Options- Options will continue to vest in accordance with the vesting schedule set forth above.

Exercising Options- You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.

Effect of Termination of Employment or Service- If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.

Other Terms
Method of Exercising- You must follow the procedures for exercising the Options that are established by Motorola Solutions from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola Solutions or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability- Unless the Committee (as defined in the Plan) provides otherwise, Options are not transferable other than by will or the laws of descent and distribution.

Tax Withholding- Motorola Solutions or a Subsidiary is entitled to withhold an amount equal to the required statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any withholding obligation by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.

Definition of Terms
If a term is used but not defined, it has the meaning given such term in the Plan.

“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (a) trade secrets; (b) intellectual property; (c) the Company’s methods of operation and Company processes; (d) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (e) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (f) Company personnel data; (g) Company business plans, marketing plans, financial data and projections; and (h) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.

“Fair Market Value” is the closing price for a share of Motorola Solutions common stock on the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Index as reported in the Wall Street Journal at www.wsj.com.

“Serious Misconduct” means any misconduct identified as a ground for termination in the Motorola Solutions Code of Business Conduct, or the human resources policies, or other written policies or procedures.

“Subsidiary” means an entity of which Motorola Solutions owns directly or indirectly at least 50% and that Motorola Solutions consolidates for financial reporting purposes.

“Total and Permanent Disability” means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola Solutions policy or as required by local regulations.

“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.

Consent to Transfer Personal Data
By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola Solutions, its Subsidiaries and your employer hold certain personal data about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola Solutions, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of managing and administering the Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the Plan. Data also may also be shared with the Company’s information technology and human resources service providers, with its legal and professional advisors and with governmental authorities, including taxation authorities. These recipients may be located throughout the world, including the United States. You understand that if you reside outside the United States or in the state of California, you may request a list with the names and addresses of any recipients of Data by contacting your human resources representative. The Company has entered into written contracts with its third party service providers to process your Data pursuant to the Company’s instructions. The Company does not sell your Data. The Company also does not share your Data with other recipients other than as stated in this agreement. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You understand that Data will be held only as long as is necessary and in accordance with applicable law to implement, administer and manage you participation in the Plan. You understand if you reside outside the United States or in the state of California, you may, at any time, review Data, request any necessary amendments or corrections to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing your consent may affect your ability to participate in the Plan. The Company does not discriminate against you for exercising your rights with respect to your Data. If you work or reside in the state of California, you acknowledge that you have read the Motorola Solutions U.S. Personnel Privacy Notice available on the Motorola Solutions website at [_____].

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola Solutions or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola Solutions, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.

No Relation to Other Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary.  The value of your Options awarded herein is an extraordinary item of compensation outside the scope of your employment contract, if any.  As such, the Options are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

Agreement Following Termination of Employment
As a further condition of accepting the Options, you acknowledge and agree that for a period of one year following your termination of employment or service, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of Motorola Solutions or a Subsidiary who possesses Confidential Information of Motorola Solutions or a Subsidiary to terminate his/her employment with Motorola Solutions or a Subsidiary and/or to seek employment with your new or prospective employer, or any other company.

You agree that upon termination of employment or service with Motorola Solutions or a Subsidiary, and for a period of one year thereafter, you will immediately inform Motorola Solutions of (a) the identity of your new employer (or the nature of any start-up business or self-employment), (b) your new title, and (c) your job duties and responsibilities. You hereby authorize Motorola Solutions or a Subsidiary to provide a copy of this Award Document to your new employer. You further agree to provide information to Motorola Solutions or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.

You are hereby advised in writing to consult with an attorney before entering into the restrictions outlined in this section and in this agreement. You acknowledge that prior to acceptance of this agreement, you have been advised by the Company of your right to seek independent advice from an attorney of your own selection regarding this agreement, including the restraints imposed upon you pursuant to this section. You acknowledge that you have entered into this agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this agreement after being given the opportunity to consult with counsel. You further represent that in entering into this agreement, you are not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney. You acknowledge that you have been provided at minimum 14 calendar days to review the provisions contained herein.

Substitute Stock Appreciation Right
Motorola Solutions reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in common stock.

Acceptance of Terms and Conditions
By accepting the Options, you agree to be bound by the terms and conditions set forth in this agreement, the Plan, any and all rules and regulations established by Motorola Solutions in connection with awards issued under the Plan, and any additional covenants or promises Motorola Solutions may require as a condition of the grant.

Other Information about Your Options and the Plan
You can find other information about options and the Plan on the Motorola Solutions website at [_____]. If you do not have access to the website, please contact Global Rewards Equity Administration, Motorola Solutions, Inc., 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A. to request Plan documents.